Exhibit 10.2

July 8, 2009

Catherine M. Vaczy, Esq.
140 East 28th Street
Apartment #11C
New York, New York 10016

Dear Catherine:

We are pleased to enter into this reinstatement and extension (the “Extension”) of your employment agreement dated as of January 26, 2007, as thereafter amended by amendments on January 9, 2008 and August 29, 2008 (the “Original Agreement), with respect to your  service to the Company as its  Vice President and General Counsel.  This Extension  shall become effective (the “Effective Date”) on the date that it is fully executed by you and the Company and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1.	Your Base Salary for the Term shall be $182,500.
2.	Upon execution, you shall receive a 25,000 share stock award under the Company’s 2009 Equity Compensation Plan with the Company paying on your behalf the associated payroll taxes.
3.	You shall receive a $5000 cash bonus upon each of the Company’s current S-4 registration statement and S-3 registration statement being approved by the SEC.
4.	The Term shall begin as of the Effective Date and continue for one year thereafter.
5.
You shall be granted on the Effective Date an option (the “Option”) under the Company’s 2009 Equity Compensation Plan (the “2009 Plan”) to purchase 200,000 shares of the Company’s Common Stock which shall vest and become exercisable as to 100,000 shares on the Effective Date and as to the remaining 100,000 shares upon shareholder approval of the Company’s proposed merger with China Biopharmaceuticals Holdings, Inc. (the “Merger”).

6.
You shall be granted on the date the Merger is approved by the Company’s shareholders and the expansion of the Company’s option pool, an option to purchase 100,000 shares of Common Stock which shall vest and become exercisable on the first anniversary of the Effective Date.

7.
The options set forth above as well as other options granted or to be granted to you shall remain exercisable despite any termination of your employment for a period of not less than two years from the date of your termination of employment.  The per share exercise price of the options to be granted pursuant to this Extension shall equal the closing price of the Common Stock on the date of grant.

8.	In the event you resign you will give the company 60 days notice
9.	Severance payments set forth in the Original Agreement to which you may become entitled shall be based on your then salary for a three month and not an annual period.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement.  Except as set forth herein the terms of the Original Agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.

By:/s/ Robin Smith
Name: Robin Smith
Title: CEO

/s/ Catherine M. Vaczy
Catherine M. Vaczy